Exhibit 99.2

Edgen Group Inc.

18444 Highland Road

Baton Rouge, Louisiana 70809

April 12, 2012

PRIVATE AND CONFIDENTIAL

IHS-Petrodata

Suite 170

3200 Wilcrest Dr.

Houston, Texas 77042

USA

Re: Consent to use data extracted from RigBase

Dear	Sir or Madam:

Edgen Group Inc. (the “Company”) is drafting a filing to be submitted to the Securities and Exchange Commission. We request your consent to cite, in the Registration Statement and all amendments thereto, certain statements and data (together, the “Data”) contained in the RigBase database. Furthermore, we also request to cite IHS-Petrodata as the source of such data. For example, we seek to include the Data as shown on Schedule A of this document in the Registration Statement. Please note that this data may be updated to conform to the effective date of the Registration Statement.

If this is acceptable, please indicate your consent to our use of the data by countersigning this letter. Please email the executed consent to Michael Fischette at michael.fischette@dechert.com, and return the original executed consent to Michael Fischette at Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, PA 19104. Please call the Michael Fischette of Dechert LLP, counsel to the Company, at (215) 994-4000 with any questions you may have.

Sincerely,

Edgen Group Inc.

/s/ David L. Laxton, III
David L. Laxton, III, Chief Financial Officer

CONSENT GRANTED:

[/s/ Recipient]

By:	/s/ THOMAS E MARSH
Name:	THOMAS E MARSH
Title:	DIRECTOR IIO
Date:	12 APRIL 12

Schedule A

(Relevant text is underlined)

We expect global offshore drilling activity to also increase as production from mature regions declines and as upstream oil and gas companies explore and exploit frontier and deepwater regions. According to Baker Hughes, Inc., the global offshore active rig count has increased approximately 23% from a recession-driven low of 261 rigs in August 2009 to 320 rigs in February 2012. According to IHS Petrodata, the global offshore rig supply in 2012 is projected to average 899 rigs. Of the total 2011 global offshore rig supply, 24% are semi-submersible rigs, which are used in medium to deepwater locations, and 56% are platform, or jack-up, oil rigs, which tend to be used in locations with water depths of less than 500 feet. In particular, the number of semi-submersible rigs and drillships contracted to drill in deepwater locations, defined as water depths greater than 3,000 feet, has increased from 99 rigs in March 2007 to 182 rigs in March 2012.